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CUSTODY, INVESTMENT ACCOUNTING AND DATA ACCESS AGREEMENT

         THIS AGREEMENT is made effective the 1st day of September, 2000, by and between STATE STREET BANK AND TRUST COMPANY, a trust company chartered under the laws of the Commonwealth of Massachusetts, having its principal office and place of business at 225 Franklin Street, Boston, Massachusetts 02110 ("State Street"), and HOMESTEAD FUNDS, INC. a Maryland corporation, having its principal office and place of business at 4301 Wilson Boulevard, Arlington, Virginia 22203 ("Fund").

         WHEREAS, Fund desires to appoint State Street as custodian of the assets of the Fund's investment portfolio or portfolios (each a "Portfolio", and collectively the "Portfolios") and as its agent to perform certain investment accounting and recordkeeping functions; and

         WHEREAS, State Street is willing to accept such appointment on the terms and conditions hereinafter set forth;

         NOW THEREFORE, for and in consideration of the mutual promises contained herein, the parties hereto, intending to be legally bound, mutually covenant and agree as follows:

1. APPOINTMENT OF CUSTODIAN AND AGENT. Fund hereby constitutes and appoints State Street as:

         A. Custodian of the investment securities, interests in loans and other non-cash investment property, and monies at any time owned by each of the Portfolios and delivered to State Street as custodian hereunder ("Assets"); and

         B. Agent to perform certain accounting and recordkeeping functions relating to portfolio transactions required of a duly registered investment company under Rule 31a of the Investment Company Act of 1940, as amended (the "1940 Act") and to calculate the net asset value of the Portfolios.

2.       REPRESENTATIONS AND WARRANTIES.

         A.       Fund hereby represents, warrants and acknowledges to State
                  Street:

                  1. That it is a corporation duly organized and existing and in good standing under the laws of its state of organization, and that it is registered under the 1940 Act; and

                  2. That it has the requisite power and authority under applicable law, its articles of incorporation and its bylaws to enter into this Agreement; it has taken all requisite action necessary to appoint State Street as custodian and investment accounting and recordkeeping agent; this Agreement has been duly executed and delivered by Fund; and this Agreement constitutes a legal, valid and binding obligation of Fund, enforceable in accordance with its terms

         B.       State Street hereby represents, warrants and acknowledges to
                  Fund:


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                  1.       That it is a trust company duly organized and
                           existing and in good standing under the laws of the Commonwealth of Massachusetts; and

                  2. That it has the requisite power and authority under applicable law, its charter and its bylaws to enter into and perform this Agreement; this Agreement has been duly executed and delivered by State Street; and this Agreement constitutes a legal, valid and binding obligation of State Street, enforceable in accordance with its terms.

3.       DUTIES AND RESPONSIBILITIES OF THE PARTIES.

         A. Delivery of Assets. Except as permitted by the 1940 Act, Fund will deliver or cause to be delivered to State Street on the effective date hereof, or as soon thereafter as practicable, and from time to time thereafter, all Assets acquired by, owned by or from time to time coming into the possession of each of the Portfolios during the term hereof. State Street has no responsibility or liability whatsoever for or on account of assets not so delivered.

         B. Delivery of Accounts and Records. Fund will turn over or cause to be turned over to State Street all accounts and records needed by State Street to perform its duties and responsibilities hereunder fully and properly. State Street may rely conclusively on the completeness and correctness of such accounts and records.

         C. Delivery of Assets to Third Parties. State Street will receive delivery of and keep safely the Assets of each Portfolio segregated in a separate account. Upon delivery of any such Assets to a subcustodian appointed pursuant hereto (hereinafter referred to as "Subcustodian"), State Street will create and maintain records identifying such Assets as belonging to the applicable Portfolio. State Street is responsible for the safekeeping of the Assets only until they have been transmitted to and received by other persons as permitted under the terms hereof, except for Assets transmitted to Subcustodians, for which State Street remains responsible to the extent provided herein. State Street may participate directly or indirectly through a subcustodian in the Depository Trust Company (DTC), Treasury/Federal Reserve Book Entry System (Fed System), Participant Trust Company
                  (PTC) or other depository approved by Fund (as such entities are defined at 17 CFR Section 270-17f-4(b)) (each a "Depository" and collectively the "Depositories"). State Street will be responsible to Fund for any loss, damage or expense suffered or incurred by Fund resulting from the actions or omissions of any Depository only to the same extent such Depository is responsible to State Street.


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         D.       Registration. State Street will at all times hold registered
                  Assets in the name of State Street as custodian, the applicable Portfolio, or a nominee of either of them, unless specifically directed by Instructions, as hereinafter defined, to hold such registered Assets in so-called "street name," provided that, in any event, State Street will hold all such Assets in an account of State Street as custodian containing only Assets of the applicable Portfolio, or only assets held by State Street as a fiduciary or custodian for customers; and provided further, State Streets records will at all times indicate the Portfolio or other customer for which such Assets are held and the respective interests therein. If, however, Fund directs State Street to maintain Assets in "street name", notwithstanding anything contained herein to the contrary, State Street will be obligated only to utilize its best efforts to timely collect income due the Portfolio on such Assets and to notify the Portfolio of relevant information, such as maturities and pendency of calls, and corporate actions including, without limitation, calls for redemption, tender or exchange offers, declaration, record and payment dates and amounts of any dividends or income, reorganization, recapitalization, merger, consolidation, split-up of shares, change of par value, or conversion ("Corporate Actions"). All Assets and the ownership thereof by Portfolio will at all times be identifiable on the records of State Street. Fund agrees to hold State Street and its nominee harmless for any liability as a shareholder of record of securities held in custody.

         E. Exchange. Upon receipt of Instructions, State Street will exchange, or cause to be exchanged, Assets held for the account of a Portfolio for other Assets issued or paid in connection with any Corporate Action or otherwise, and will deposit any such Assets in accordance with the terms of any such Corporate Action. Without Instructions, State Street is authorized to exchange Assets in temporary form for Assets in definitive form, to effect an exchange of shares when the par value of stock is changed, and, upon receiving payment therefor, to surrender bonds or other Assets at maturity or when advised of earlier call for redemption, except that State Street will receive Instruction prior to surrendering any convertible security.

         F. Purchases of Investments -- Other Than Options and Futures. On each business day on which a Portfolio makes a purchase of Assets other than options and futures, Fund will deliver to State Street Instructions specifying with respect to each such purchase:

                  1. If applicable, the name of the Portfolio making such purchase;

                  2.       The name of the issuer and description of the Asset;

                  3. The number of shares and the principal amount purchased, and accrued interest, if any;

                  4.       The trade date;

                  5.       The settlement date;

                  6. The purchase price per unit and the brokerage commission, taxes and other expenses payable in connection with the purchase;

                  7.       The total amount payable upon such purchase;


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                  8.       The name of the person from whom or the broker or
                           dealer through whom the purchase was made; and

                  9. Whether the Asset is to be received in certificated form or via a specified Depository.

                  In accordance with such Instructions, State Street will pay for out of monies held for the purchasing Portfolio, but only insofar as such monies are available for such purpose, and receive the Assets so purchased by or for the account of such Portfolio, except that State Street, or a Subcustodian, may in its sole discretion advance funds to such Portfolio which may result in an overdraft because the monies held on behalf of such Portfolio are insufficient to pay the total amount payable upon such purchase. Except as otherwise instructed by Fund, State Street will make such payment only upon receipt of
                  Assets: (a) by State Street; (b) by a clearing corporation of a national exchange of which State Street is a member, or (c) by a Depository. Notwithstanding the foregoing, (i) State Street may release funds to a Depository prior to the receipt of advice from the Depository that the Assets underlying a repurchase agreement have been transferred by book-entry into the account maintained with such Depository by State Street on behalf of its customers; provided that State Street's instructions to the Depository require that the Depository make payment of such funds only upon transfer by book-entry of the Assets underlying the repurchase agreement in such account; (ii) State Street may make payment for time deposits, call account deposits, currency deposits and other deposits, foreign exchange transactions, futures contracts or options, before receipt of an advice or confirmation evidencing said deposit or entry into such transaction; and (iii) State Street may make, or cause a Subcustodian to make, payment for the purchase of Assets the settlement of which occurs outside of the United States of America in accordance with generally accepted local custom and market practice.

         G. Sales and Deliveries of Investments -- Other Than Options and Futures. On each business day on which a Portfolio makes a sale of Assets other than options and futures, Fund will deliver to State Street Instructions specifying with respect to each such sale:

                  1. If applicable, the name of the Portfolio making such sale;

                  2.       The name of the issuer and description of the Asset;

                  3. The number of shares and principal amount sold, and accrued interest, if any;

                  4. The date on which the Assets sold were purchased or other information identifying the Assets sold and to be delivered;

                  5.       The trade date;

                  6.       The settlement date;

                  7. The sale price per unit and the brokerage commission, taxes or other expenses payable in connection with such sale;

                  8. The total amount to be received by the Portfolio upon such sale; and

                  9. The name and address of the broker or dealer through whom or person to whom the sale was made.

                  State Street will deliver or cause to be delivered the Assets thus designated as sold


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                  for the account of the selling Portfolio as specified in the
                  Instructions. Except as otherwise instructed by Fund, State Street will make such delivery upon receipt of: (a) payment therefor in such form as is satisfactory to State Street;
                  (b) credit to the account of State Street with a clearing corporation of a national securities exchange of which State Street is a member; or (c) credit to the account maintained by State Street on behalf of its customers with a Depository. Notwithstanding the foregoing: (i) State Street will deliver Assets held in physical form in accordance with "street delivery custom" to a broker or its clearing agent; or (ii) State Street may make, or cause a Subcustodian to make, delivery of Assets the settlement of which occurs outside of the United States of America upon payment therefor in accordance with generally accepted local custom and market practice.

         H. Purchases or Sales of Options and Futures. On each business day on which a Portfolio makes a purchase or sale of the options and/or futures listed below, Fund will deliver to State Street Instructions specifying with respect to each such purchase or sale:

                  1. If applicable, the name of the Portfolio making such purchase or sale;

                  2.       In the case of security options:

                           a.       The underlying security;

                           b.       The price at which purchased or sold;

                           c.       The expiration date;

                           d.       The number of contracts;

                           e.       The exercise price;

                           f. Whether the transaction is an opening, exercising, expiring or closing transaction;

                           g. Whether the transaction involves a put or call;

                           h.       Whether the option is written or purchased;

                           i.       Market on which option traded; and

                           j. Name and address of the broker or dealer through whom the sale or purchase was made.

                  3.       In the case of options on indices:

                           a.       The index;

                           b.       The price at which purchased or sold;

                           c.       The exercise price;

                           d.       The premium;

                           e.       The multiple;

                           f.       The expiration date;

                           g. Whether the transaction is an opening, exercising, expiring or closing transaction;

                           h. Whether the transaction involves a put or call;


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                           i.       Whether the option is written or purchased;
                                    and

                           j. The name and address of the broker or dealer through whom the sale or purchase was made, or other applicable settlement instructions.

                  4.       In the case of security index futures contracts:

                           a. The last trading date specified in the contract and, when available, the closing level, thereof;

                           b. The index level on the date the contract is entered into;

                           c.       The multiple;

                           d.       Any margin requirements;

                           e. The need for a segregated margin account (in addition to Instructions, and if not already in the possession of State Street, Fund will deliver a substantially complete and executed custodial safekeeping account and procedural agreement, incorporated herein by reference); and

                           f.       The name and address of the futures
                                    commission merchant through whom the sale or purchase was made, or other applicable settlement instructions.

                  5.       In the case of options on index future contracts:

                           a.       The underlying index future contract;

                           b.       The premium;

                           c.       The expiration date;

                           d.       The number of options;

                           e.       The exercise price;

                           f. Whether the transaction involves an opening, exercising, expiring or closing transaction;

                           g. Whether the transaction involves a put or call;

                           h.       Whether the option is written or purchased;
                                    and

                           i.       The market on which the option is traded.

         I. Assets Pledged or Loaned. If specifically allowed for in the prospectus of a Portfolio, and subject to such additional terms and conditions as State Street may require:

                  1. Upon receipt of Instructions, State Street will release or cause to be released Assets to the designated pledgee by way of pledge or hypothecation to secure any loan incurred by a Portfolio; provided, however, that State Street will release Assets only upon payment to State Street of the monies borrowed, except that in cases where additional collateral is required to secure a borrowing already made, further Assets may be released or caused to be released for that purpose. Upon receipt of Instructions, State Street will pay, but only from funds available for such purpose, any such loan upon redelivery to it of the Assets pledged or hypothecated therefor and upon surrender of the note or notes evidencing such loan.


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                  2.       Upon receipt of Instructions, State Street will
                           release Assets to the designated borrower; provided, however, that the Assets will be released only upon deposit with State Street of full cash collateral as specified in such Instructions, and that the lending Portfolio will retain the right to any dividends, interest or distribution on such loaned Assets. Upon receipt of Instructions and the loaned Assets, State Street will release the cash collateral to the borrower.

         J. Routine Matters. State Street will, in general, attend to all routine and mechanical matters in connection with the sale, exchange, substitution, purchase, transfer, or other dealings with the Assets except as may be otherwise provided herein or upon Instruction from Fund.

         K. Deposit Accounts. State Street will open and maintain one or more special purpose deposit accounts for each Portfolio in the name of State Street in such banks or trust companies (including, without limitation, affiliates of State Street) as may be designated by it or Fund in writing ("Accounts"), subject only to draft or order by State Street upon receipt of Instructions. State Street will deposit all monies received by State Street from or for the account of a Portfolio in an Account maintained for such Portfolio. Subject to Section 5 hereof, State Street agrees:

                  1. To make Fed Funds available to the applicable Portfolio at 9:00 am., Kansas City time, on the second business day after deposit of any check into an Account, in the amount of the check;

                  2. To make funds available immediately upon a deposit made by Federal Reserve wire; and

                  3. To make funds available on the next business day after deposit of ACH wires.

         L.       Income and Other Payments. State Street will:

                  1. Collect, claim and receive and deposit for the account of the applicable Portfolio all income (including income from the Accounts) and other payments which become due and payable on or after the effective date hereof with respect to the Assets, and credit the account of such Portfolio in accordance with the schedule attached hereto as Exhibit A. If, for any reason, a Portfolio is credited with income that is not subsequently collected, State Street may reverse that credited amount. If monies are collected after such reversal, State Street will credit the Portfolio in that amount;

                  2. Execute ownership and other certificates and affidavits for all federal, state and local tax purposes in connection with the collection of bond and note coupons; and


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                  3.       Take such other action as may be necessary or proper
                           in connection with (a) the collection, receipt and deposit of such income and other payments, including but not limited to the presentation for payment of all coupons and other income items requiring presentation; and all other Assets which may mature or be called, redeemed, retired or otherwise become payable and regarding which State Street has actual knowledge, or should reasonably be expected to have knowledge; and (b) the endorsement for collection, in the name of Fund or a Portfolio, of all checks, drafts or other negotiable instruments.

                  State Street, however, will not be required to institute suit or take other extraordinary action to enforce collection except upon receipt of Instructions and upon being indemnified to its satisfaction against the costs and expenses of such suit or other actions. State Street will receive, claim and collect all stock dividends, rights and other similar items and will deal with the same pursuant to Instructions.

         M. Proxies and Notices. State Street will promptly deliver or mail or have delivered or mailed to Fund all proxies properly signed, all notices of meetings, all proxy statements and other notices, requests or announcements affecting or relating to Assets and will, upon receipt of Instructions, execute and deliver or mail (or cause its nominee to execute and deliver or mail) such proxies or other authorizations as may be required. Except as provided herein or pursuant to Instructions hereafter received by State Street, neither it nor its nominee will exercise any power inherent in any such Assets, including any power to vote the same, or execute any proxy, power of attorney, or other similar instrument voting any of such Assets, or give any consent, approval or waiver with respect thereto, or take any other similar action.

         N. Disbursements. State Street will pay or cause to be paid, insofar as funds are available for the purpose, bills, statements and other obligations of each Portfolio (including but not limited to obligations in connection with the conversion, exchange or surrender of Assets, interest charges, dividend disbursements, taxes, management fees, custodian fees, legal fees, auditors' fees, transfer agents' fees, brokerage commissions, compensation to personnel, and other operating expenses of such Portfolio) pursuant to Instructions setting forth the name of the person to whom payment is to be made, and the amount and purpose of the payment.

         O. Daily Statement of Accounts. State Street will, within a reasonable time, render to Fund a detailed statement of the amounts received or paid and of Assets received or delivered for the account of each Portfolio during each business day. State Street will maintain such books and records as are necessary to enable it to render, from time to time upon request by Fund, a detailed statement of the Assets. State Street will permit, and upon Instruction will cause any Subcustodian to permit, such persons as are authorized by Fund, including Fund's independent public accountants, reasonable access to such records or will provide reasonable confirmation of the contents of such records, and if demanded, State Street will permit, and will cause any Subcustodian to permit, federal and state regulatory agencies to examine the Assets, books and records of the Portfolio.

         P. Appointment of Subcustodians. Notwithstanding any other provisions hereof:


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                  1.       All or any of the Assets may be held in State
                           Street's own custody or in the custody of one or more other banks or trust companies (including, without limitation, affiliates of State Street) acting as Subcustodians as may be selected by State Street. Any such Subcustodian selected by State Street must have the qualifications required for a custodian under the 1940 Act. State Street will be responsible to the applicable Portfolio for any loss, damage or expense suffered or incurred by such Portfolio resulting from the actions or omissions of any Subcustodians selected and appointed by State Street (except Subcustodians appointed at the request of Fund and as provided in Subsection 2 below) to the same extent State Street would be responsible to Fund hereunder if it committed the act or omission itself.

                  2. Upon request of Fund, State Street will contract with other Subcustodians reasonably acceptable to State Street for purposes of (a) effecting third-party repurchase transactions with banks, brokers, dealers, or other entities through the use of a common custodian or subcustodian, or (b) providing depository and clearing agency services with respect to certain variable rate demand note securities, or
                           (c) for other reasonable purposes specified by Fund; provided, however, that State Street will be responsible to Fund for any loss, damage or expense suffered or incurred by Fund resulting from the actions or omissions of any such Subcustodian only to the same extent such Subcustodian is responsible to State Street. Fund may review State Street's contracts with such Subcustodians.

         Q.       Foreign Custody Manager.

                  1. Delegation to State Street as FCM. The Fund, pursuant to resolution adopted by its Board of Trustees or Directors (the "Board"), hereby delegates to State Street, subject to Section (b) of Rule 17f-5, the responsibilities set forth in this Section Q with respect to Foreign Assets held outside the United States, and State Street hereby accepts such delegation, as FCM of each Portfolio.

                  2. Definitions. Capitalized terms in this Section Q have the following meanings:

                           "Country Risk" means all factors reasonably related to the systemic risk of holding Foreign Assets in a particular country including, but not limited to, such country's political environment; economic and financial infrastructure (including financial institutions such as any Mandatory Securities Depositories operating in the country); prevailing or developing custody and settlement practices; and laws and regulations applicable to the safekeeping and recovery of Foreign Assets held in custody in that country.


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                           "Eligible Foreign Custodian" has the meaning set
                           forth in section (a)(1) of Rule 17f-5, except that the term does not include Mandatory Securities Depositories.

                           "Foreign Assets" means any of the Portfolios' investments (including foreign currencies) for which the primary market is outside the United States and such cash and cash equivalents in amounts deemed by Fund to be reasonably necessary to effect the Portfolios' transactions in such investments.

                           "Foreign Custody Manager" or "FCM" has the meaning set forth in section (a)(2) of Rule 17f-5.

                           "Mandatory Securities Depository" means a foreign securities depository or clearing agency that, either as a legal or practical matter, must be used if the Fund determines to place Foreign Assets in a country outside the United States (i) because required by law or regulation; (ii) because securities cannot be withdrawn from such foreign securities depository or clearing agency; or (iii) because maintaining or effecting trades in securities outside the foreign securities depository or clearing agency is not consistent with prevailing or developing custodial or market practices.

                  3. Countries Covered. The FCM is responsible for performing the delegated responsibilities defined below only with respect to the countries and custody arrangements for each such country listed on Exhibit B hereto, which may be amended from time to time by the FCM. The FCM will list on Exhibit B the Eligible Foreign Custodians selected by the FCM to maintain the assets of each Portfolio. Mandatory Securities Depositories are listed on Exhibit C hereto, which Exhibit C may be amended from time to time by the FCM. The FCM will provide amended versions of Exhibits B and C in accordance with subsection 7 of this Section Q.

                           Upon the receipt by the FCM of Instructions to open an account, or to place or maintain Foreign Assets, in a country listed on Exhibit B, and the fulfillment by the Fund of the applicable account opening requirements for such country, the FCM is deemed to have been delegated by the Board responsibility as FCM with respect to that country and to have accepted such delegation. Following the receipt of Instructions directing the FCM to close the account of a Portfolio with the Eligible Foreign Custodian selected by the FCM in a designated country, the delegation by the Board to State Street as FCM for that country is deemed to have been withdrawn and State Street will immediately cease to be the FCM of the Portfolio with respect to that country.


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                           The FCM may withdraw its acceptance of delegated
                           responsibilities with respect to a designated country upon written notice to the Fund. Thirty days (or such. longer period as to which the parties agree in writing) after receipt of any such notice by the Fund, State Street will have no further responsibility as FCM to a Portfolio with respect to the country as to which State Street's acceptance of delegation is withdrawn.

                  4.       Scope of Delegated Responsibilities.

                           a. Selection of Eligible Foreign Custodians. Subject to the provisions of this Section Q, the FCM may place and maintain the Foreign Assets in the care of the Eligible Foreign Custodian selected by the FCM in each country listed on Exhibit B, as amended from time to time.

                                    In performing its delegated responsibilities as FCM to place or maintain Foreign Assets with an Eligible Foreign Custodian, the FCM will determine that the Foreign Assets will be subject to reasonable care, based on the standards applicable to custodians in the country in which the Foreign Assets will be held by that Eligible Foreign Custodian, after considering all factors relevant to the safekeeping of such assets, including, without limitation, those set forth in Rule 17f-5(c)(1)(i) through (iv).

                           b. Contracts With Eligible Foreign Custodians. The FCM will determine that the contract (or the rules or established practices or procedures in the case of an Eligible Foreign Custodian that is a foreign securities depository or clearing agency) governing the foreign custody arrangements with each Eligible Foreign Custodian selected by the FCM will provide reasonable care for the Foreign Assets held by that Eligible Foreign Custodian based on the standards applicable to custodians in the particular country. Each such contract will include the provisions set forth in Rule l7f-5(c)(2)(I)(A) through (F), or, in lieu of any or all of the provisions set forth in said (A) through (F), such other provisions that the FCM determines will provide, in their entirety, the same or greater level of care and protection for the Foreign Assets as the provisions set forth in said (A) through (F) in their entirety.

                           c. Monitoring. In each case in which the FCM maintains Foreign Assets with an Eligible Foreign Custodian selected by the FCM, the FCM will establish a system to monitor (a) the appropriateness of maintaining the Foreign Assets with such Eligible Foreign Custodian and (b) the contract governing the custody arrangements established by the FCM with the Eligible Foreign Custodian. In the event the FCM determines that the custody arrangements with an Eligible Foreign Custodian it has selected are no longer appropriate, the FCM will notify the Board in accordance with subsection 7 of this Section Q.

                  5. Guidelines for the Exercise of Delegated Authority. For purposes of this Section Q, the Board will be solely responsible for considering and determining to accept such Country Risk as is incurred by placing and maintaining the Foreign Assets in each country for which State Street is serving as FCM of a Portfolio, and the Board will be solely responsible for monitoring on a continuing basis such Country Risk to the extent that the Board considers necessary or appropriate. The Fund, on behalf of the Portfolios, and State Street each expressly acknowledge that the FCM will not be delegated any responsibilities under this Section Q with respect to Mandatory Securities Depositories.

                  6. Standard of Care as FCM of a Portfolio. In Performing the responsibilities delegated to it, the FCM agrees to exercise reasonable care, prudence and diligence such as a person having responsibility for the safekeeping of assets of management investment companies registered under the 1940 Act would exercise.

                  7. Reporting Requirements. The FCM will report the withdrawal of the Foreign Assets from an Eligible Foreign Custodian and the placement of such Foreign Assets with another Eligible Foreign Custodian by providing to the Board amended Exhibits B and C at the end of the calendar quarter in which an amendment to either Schedule has occurred. The FCM will make written reports notifying the Board of any other material change in the foreign custody arrangements of a Portfolio described in this Section Q after the occurrence of the material change.

                  8. Representations with Respect to Rule 17f-5. The FCM represents to the Fund that it is a U.S. Bank as defined in section (a)(7) of Rule 17f-5.

                           The Fund represents to State Street that the Board has determined that it is reasonable for the Board to rely on State Street to perform the responsibilities delegated pursuant to this Agreement to State Street as the FCM of each Portfolio.

                  9. Effective Date and Termination of State Street as FCM. The Board's delegation to State Street as FCM of a Portfolio will be effective as of the date hereof and will remain in effect until terminated at any time, without penalty, by written notice from the terminating party to the non-terminating party. Termination will become effective thirty days after receipt by the non-terminating party of such notice. The provisions of subsection 3 of this Section Q govern the delegation to and termination of State Street as FCM of the Fund with respect to designated countries.

         R. Accounts and Records. State Street will prepare and maintain, under the direction of and as interpreted by Fund, Fund's or Portfolio's accountants and/or other advisors, in complete, accurate and current form such accounts and records: (1) required to be maintained by Fund with respect to portfolio transactions under Section 31(a) of the 1940 Act and the rules and regulations from time to time adopted thereunder;
                  (2) required as a basis for calculation of each Portfolio's net asset value; and (3) as otherwise agreed upon by the parties. Fund will advise State Street in writing of all applicable record retention requirements, other than those set forth in the 1940 Act. State Street will preserve such accounts and records in the manner and for the periods prescribed in the 1940 Act or for such longer period as is agreed upon by the parties. Fund will furnish, in writing or its electronic or digital equivalent, accurate and timely information needed by State Street to complete such accounts and records, including Corporate Actions, when such information is not readily available from generally accepted securities industry services or publications.

         S. Accounts and Records Property of Fund. State Street acknowledges that all of the accounts and records maintained by State Street pursuant hereto are the property of Fund, and will be made available to Fund for inspection or reproduction within a reasonable period of time, upon demand. State Street will assist Fund's independent auditors, or upon the prior written approval of Fund, or upon demand, any regulatory body, in any requested review of Fund's accounts and records, provided that Fund will reimburse State Street for all expenses and employee time invested in any such review outside of routine and normal periodic reviews. Upon receipt from Fund of the necessary information or instructions, State Street will supply information from the books and records it maintains for Fund that Fund may reasonably request for tax returns, questionnaires, periodic reports to shareholders and such other reports and information requests as Fund and State Street may agree upon from time to time.

         T. Adoption of Procedures. State Street and Fund hereby adopt the Funds Transfer Operating Guidelines attached hereto as Exhibit
                  D. State Street and Fund may from time to time adopt such additional procedures as they agree upon, and State Street may conclusively assume that no procedure approved or directed by Fund, Fund's or Portfolio's accountants or other advisors conflicts with or violates any requirements of the prospectus, articles of incorporation, bylaws, any applicable law, rule or regulation, or any order, decree or agreement by which Fund may be bound. Fund will be responsible for notifying State Street of any changes in statutes, regulations, rules, requirements or policies which may impact State Street's responsibilities or procedures under this Agreement.

         U. Valuation of Assets. State Street will value the Assets in accordance with Fund's Instructions utilizing the pricing sources designated by Fund ("Pricing Sources") on Exhibit E hereto. State Street will calculate each Portfolio's net asset value in accordance with the Portfolio's prospectus.

         V. Advances. Fund will pay on demand any advance of cash or securities made by State Street or any Subcustodian, in its sole discretion, for any purpose (including but not limited to securities settlements, purchase or sale of foreign exchange or foreign exchange contracts and assumed settlement) for the benefit of any Portfolio. Any such cash advance will be subject to an overdraft charge at the rate set forth in the then-current fee schedule from the date advanced until the date repaid. As security for each such advance, Fund hereby grants State Street and such Subcustodian a lien on and security interest in all Assets at any time held for the account of the applicable Portfolio, including without limitation all Assets acquired with the amount advanced. Should Fund fail to promptly repay the advance, State Street and such Subcustodian may utilize available cash and dispose of such Portfolio's Assets pursuant to applicable law to the extent necessary to obtain reimbursement of the amount advanced and any related overdraft charges.

         W. Exercise of Rights; Tender Offers. Upon receipt of Instructions, State Street will: (1) deliver warrants, puts, calls, rights or similar securities to the issuer or trustee thereof, or to the agent of such issuer or trustee, for the purpose of exercise or sale, provided that the new Assets, if any, are to be delivered to State Street; and (2) deposit securities upon invitations for tenders thereof, provided that the consideration for such securities is to be paid or delivered to State Street or the tendered securities are to be returned to State Street.

         X.       Fund Shares.

                  1. Fund will deliver to State Street Instructions with respect to the declaration and payment of any dividend or other distribution on the shares of capital stock of a Portfolio ("Fund Shares") by a Portfolio. On the date specified in such Instruction, State Street will pay out of the monies held for the account of the Portfolio, insofar as it is available for such purposes, and credit to the account of the Dividend Disbursing Agent for the Portfolio, the amount specified in such Instructions.

                  2. Whenever Fund Shares are repurchased or redeemed by a Portfolio, Portfolio or its agent will give State Street Instructions regarding the aggregate dollar amount to be paid for such shares. Upon receipt of such Instruction, State Street will charge such aggregate dollar amount to the account of the Portfolio and either deposit the same in the account maintained for the purpose of paying for the repurchase or redemption of Fund Shares or deliver the same in accordance with such Instruction. State Street has no duty or responsibility to determine that Fund Shares have been removed from the proper shareholder accounts or that the proper number of Fund Shares have been canceled and removed from the shareholder records.

                  3. Whenever Fund Shares are purchased from Fund, Fund will deposit or cause to be deposited with State Street the amount received for such shares. State Street has no duty or responsibility to determine that Fund Shares purchased from Fund have been added to the proper shareholder account or that the proper number of such shares have been added to the shareholder records.

4.       INSTRUCTIONS.

         A. The term "Instructions", as used herein, means written (including telecopied, telexed, or electronically transmitted) or oral instructions which State Street reasonably believes were given by a designated representative of Fund. Fund will deliver to State Street, prior to delivery of any Assets to State Street and thereafter from time to time as changes therein are necessary, written Instructions naming one or more designated representatives to give Instructions in the name and on behalf of Fund, which Instructions may be received and accepted by State Street as conclusive evidence of the authority of any designated representative to act for Fund and may be considered to be in full force and effect until receipt by State Street of notice to the contrary. Unless such written Instructions delegating authority to any person to give Instructions specifically limit such authority to specific matters or require that the approval of anyone else will first have been obtained, State Street will be under no obligation to inquire into the right of such person, acting alone, to give any Instructions whatsoever. If Fund fails to provide State Street any such Instructions naming designated representatives, any Instructions received by State Street from a person reasonably believed to be an appropriate representative of Fund will constitute valid and proper Instructions hereunder. The term "designated representative" may include Fund's or a Portfolio's employees and agents, including investment managers and their employees.

         B. No later than the next business day immediately following each oral Instruction, Fund will send State Street written confirmation of such oral Instruction. At State Street's sole discretion, State Street may record on tape, or otherwise, any oral Instruction whether given in person or via telephone, each such recording identifying the date and the time of the beginning and ending of such oral Instruction.

         C. Fund will provide, upon State Street's request, a certificate signed by an officer or designated representative of Fund, as conclusive proof of any fact or matter required to be ascertained from Fund hereunder. Fund will also provide State Street Instructions with respect to any matter concerning this Agreement requested by State Street. If State Street reasonably believes that it could not prudently act according to the Instructions, or the instruction or advice of Fund's or a Portfolio's accountants or counsel, it may in its discretion, with notice to Fund, not act according to such Instructions.

5. LIMITATION OF LIABILITY OF STATE STREET. State Street is not responsible or liable for, and Fund will indemnify and hold State Street harmless from and against, any and all costs, expenses, losses, damages, charges, counsel fees (including without limitation, disbursements and the allocable cost of in-house counsel), payments and liabilities which may be asserted against or incurred by State Street or for which State Street may be held to be liable, arising out of or attributable to:

         A. State Street's action or failure to act pursuant hereto; provided that State Street has acted in good faith and with reasonable care; and provided further, that in no event is State Street liable for consequential, special, or punitive damages;

         B. State Street's payment of money as requested by Fund, or the taking of any action which might make it or its nominee liable for payment of monies or in any other way; provided, however, that nothing herein obligates State Street to take any such action or expend its own monies in its sole discretion;

         C. State Street's action or failure to act hereunder upon any Instructions, advice, notice, request, consent, certificate or other instrument or paper appearing to it to be genuine and to have been properly executed, including any Instruction, communications, data or other information received by State Street by means of the Systems, as hereinafter defined, or any electronic system of communication;

         D. State Street's action or failure to act in good faith reliance on the advice or opinion of counsel for Fund or of its own counsel with respect to questions or matters of law, which advice or opinion may be obtained by State Street at the expense of Fund, or on the Instruction, advice or statements of any officer or employee of Fund, or Fund's accountants or other authorized individuals, and other persons believed by it in good faith to be expert in matters upon which they are consulted;

         E. The purchase or sale of any securities or foreign currency positions. Without limiting the generality of the foregoing, State Street is under no duty or obligation to inquire into:

                  1. The validity of the issue of any securities purchased by or for any Portfolio, or the legality of the purchase thereof or of foreign currency positions, or evidence of ownership required by Fund to be received by State Street, or the propriety of the decision to purchase or the amount paid therefor;

                  2. The legality of the sale of any securities or foreign currency positions by or for any Portfolio, or the propriety of the amount for which the same are sold; or

                  3. The legality of the issue or sale of any Fund Shares, or the sufficiency of the amount to be received therefor, the legality of the repurchase or redemption of any Fund Shares, or the propriety of the amount to be paid therefor, or the legality of the declaration of any dividend by Fund, or the legality of the issue of any Fund Shares in payment of any stock dividend.

         F. Any error, omission, inaccuracy or other deficiency in any Portfolio's accounts and records or other information provided to State Street by or on behalf of a Portfolio, including the accuracy of the prices quoted by the Pricing Sources or for the information supplied by Fund to value the Assets, or the failure of Fund to provide, or provide in a timely manner, any accounts, records, or information needed by State Street to perform its duties hereunder;

         G. Fund's refusal or failure to comply with the terms hereof (including without limitation Fund's failure to pay or reimburse State Street under Section 5 hereof), Fund's negligence or willful misconduct, or the failure of any representation or warranty of Fund hereunder to be and remain true and correct in all respects at all times;

         H. The use or misuse, whether authorized or unauthorized, of the Systems or any electronic system of communication used hereunder, by Fund or by any person who acquires access to the Systems or such other systems through the terminal device, passwords, access instructions or other means of access to such Systems or such other system which are utilized by, assigned to or otherwise made available to Fund, except to the extent attributable to any negligence or willful misconduct by State Street;

         I. Any money represented by any check, draft, wire transfer, clearinghouse funds, uncollected funds, or instrument for the payment of money to be received by State Street on behalf of a Portfolio until actually received; provided, however, that State Street will advise Fund promptly if it fails to receive any such money in the ordinary course of business and will cooperate with Fund toward the end that such money is received;

         J. Except as provided in Section 3.P hereof, loss occasioned by the acts, omissions, defaults or insolvency of any broker, bank, trust company, securities system or any other person with whom State Street may deal; and

         K. The failure or delay in performance of its obligations hereunder, or those of any entity for which it is responsible hereunder, arising out of or caused, directly or indirectly, by circumstances beyond the affected entity's reasonable control, including, without limitation: any interruption, loss or malfunction of any utility, transportation, computer (hardware or software) or communication service; inability to obtain labor, material, equipment or transportation, or a delay in mails; governmental or exchange action, statute, ordinance, rulings, regulations or direction, war, strike, riot, emergency, civil disturbance, terrorism, vandalism, explosions, labor disputes, freezes, floods, fires, tornadoes, acts of God or public enemy, revolutions, or insurrection.

6. COMPENSATION. In consideration for its services hereunder, Fund will pay to State Street the compensation set forth in a separate fee schedule, incorporated herein by reference, to be agreed to by Fund and State Street from time to time, and upon demand, reimbursement for State Street's cash disbursements and reasonable out-of-pocket costs and expenses, including attorney's fees and disbursements, incurred by State Street in connection with the performance of services hereunder. State Street may charge such compensation against monies held by it for the account of the Portfolios. State Street will also be entitled to charge against any monies held by it for the account of the Portfolios the amount of any loss, damage, liability, advance, overdraft or expense for which it is entitled to reimbursement from Fund, including but not limited to fees and expenses due to State Street for other services provided to Fund by State Street. State Street will be entitled to reimbursement by Fund for the losses, damages, liabilities, advances, overdrafts and expenses of Subcustodians only to the extent that (a) State Street would have been entitled to reimbursement hereunder if it had incurred the same itself directly, and (b) State Street is obligated to reimburse the Subcustodian therefor.

7. TERM AND TERMINATION. The initial term of this Agreement is for a period of six (6) months. This Agreement may be terminated by Fund at the end of the initial term by notice in writing, delivered or mailed, postage prepaid, to State Street and received not later than ninety
         (90) days prior to the end of the initial term. After the initial term, this Agreement shall continue from year to year until terminated by Fund or State Street by notice in writing, delivered or mailed, postage prepaid, to the other party and received not later than ninety
         (90) days prior to the date specified in the notice as the date of termination.

         A. Fund will pay State Street its fees and compensation due hereunder and its reimbursable disbursements, costs and expenses paid or incurred to such date;

         B. Fund will designate a successor investment accounting and recordkeeping agent (which may be Fund) by Instruction to State Street;

         C. Fund will designate a successor custodian by Instruction to State Street. In the event no such Instruction has been delivered to State Street on or before the date when such termination becomes effective, then State Street may, at its option, (i) choose as successor custodian a bank or trust company meeting the qualifications for custodian set forth in the 1940 Act and having not less than Two Million Dollars ($2,000,000) aggregate capital,'surplus and undivided profits, as shown by its last published report or (ii) apply to a court of competent jurisdiction for the appointment of a successor or other proper relief, or take any other lawful action under the circumstances; provided, however, that Fund will reimburse State Street for its costs and expenses, including reasonable attorney's fees, incurred in connection therewith; and

         D. State Street will, upon payment of all sums due to State Street from Fund hereunder or otherwise, deliver at State Street's office (i) all accounts and records to the successor investment accounting and recordkeeping agent or, if none, to Fund; and (ii) all Assets, duly endorsed and in form for transfer, to the successor custodian, or as specified by the court. State Street will cooperate in effecting changes in bookentries at all Depositories. Upon delivery to a successor or as specified by the court, State Street will have no further obligations or liabilities hereunder. Thereafter such successor will be the successor hereunder and will be entitled to reasonable compensation for its services.

         In the event that accounts, records or Assets remain in the possession of State Street after the date of termination hereof for any reason other than State Street's failure to deliver the same, State Street is entitled to compensation as provided in the then-current fee schedule for its services during such period, and the provisions hereof relating to the duties and obligations of State Street will remain in full force and effect.

8. NOTICES. Notices, requests, instructions and other writings addressed to Fund at the address set forth above, or at such other address as Fund may have designated to State Street in writing, will be deemed to have been properly given to Fund hereunder. Notices, requests, Instructions and other writings addressed to State Street at 801 Pennsylvania Avenue, Kansas City, Missouri 64105, Attention: Custody Department, or to such other address as it may have designated to Fund in writing, will be deemed to have been properly given to State Street hereunder.

9.       DATA ACCESS: THE SYSTEMS; CONFIDENTIALITY.

         A. State Street may provide Fund, and its designated investment advisors, consultants or other third parties authorized by State Street who agree to abide by the terms of this Agreement ("Authorized Designees") with access to the computerized investment portfolio custody, recordkeeping and accounting systems used by State Street (the "System") on a remote basis for the purpose of obtaining and analyzing reports and information (the "Remote Access Services"). State Street may from time to time agree to make available to Fund additional Systems. In the absence of any other written agreement concerning such additional systems, the term "System" shall include, and this Agreement shall govern, the Fund's access to and use of any additional System made available by State Street and/or accessed by the Fund.

         B. Fund agrees to comply, and to cause its Authorized Designees to comply, with remote access operating standards and procedures and with user identification or other password control requirements and other security procedures as may be issued from time to time by State Street for use of the System and access to the Remote Access Services. Fund agrees to advise State Street immediately in the event that it learns or has reason to believe that any person to whom Fund has given access to the System or the Remote Access Services has violated or intends to violate the terms of this Agreement and will cooperate with State Street in seeking injunctive or other equitable relief. Fund agrees to discontinue use of the System and Remote Access Services, if requested, for any security reasons cited by State Street.

         C. The System and Remote Access Services described herein and the databases, computer programs, screen formats, report formats, interactive design techniques, formulae, processes, systems, software, knowhow, algorithms, programs, training aids, printed materials, methods, books, records, files, documentation and other information made available to Fund by State Street as part of the Remote Access Services and through the use of the System and all copyrights, patents, trade secrets and other proprietary rights of State Street related thereto are the exclusive, valuable and confidential property of State Street and its relevant licensors (the "Proprietary Information"). Fund agrees on its behalf and on behalf of its Authorized Designees to keep the Proprietary Information confidential and to limit access to its employees and Authorized Designees (under a similar duty of confidentiality) who require access to the System for the purposes intended. In the event of termination of this Agreement, Fund will return to State Street all copies of documentation and other Proprietary Information in its possession or in the possession of its Authorized Designees. The foregoing shall not apply to Proprietary Information in the public domain or required by law to be made public.

         D. Fund agrees to use the Remote Access Services only in connection with the proper purposes of this Agreement. Fund will not, and will cause its employees and Authorized Designees not to, (i) permit any third party to use the System or the Remote Access Services, (ii) sell, rent, license or otherwise use the System or the Remote Access Services in the operation of a service bureau or for any purpose other than as expressly authorized under this Agreement, (iii) use the System or the Remote Access Services for any fund, trust or other investment vehicle without the prior written consent of State Street, or (iv) allow or cause any information transmitted from State Street's databases, including data from third party sources, available through use of the System or the Remote Access Services, to be redistributed or retransmitted for other than use for or on behalf of Fund, as State Street's Customer.

         E. Fund will not, and will cause its employees and Authorized Designees not to, modify the System in any way, enhance or otherwise create derivative works based upon the System, nor will Fund or its Authorized Designees reverse engineer, decompile or otherwise attempt to secure the source code for all or any part of the System.

         F. Fund acknowledges that the disclosure of any Proprietary Information, or of any information which at law or equity ought to remain confidential, will immediately give rise to continuing irreparable injury to State Street inadequately compensable in damages at law and that State Street shall be entitled to obtain immediate injunctive relief against the breach or threatened breach of any of the foregoing undertakings, in addition to any other legal remedies which may be available.

         G. State Street represents and warrants that it is the owner of and has the right to grant access to the System and to provide the Remote Access Services contemplated herein. Because of the nature of computer information technology and the necessity of relying upon third party sources, and data and pricing information obtained from third parties, the System and Remote Access Services are provided "AS IS", and Fund and its Authorized Designees shall be solely responsible for the investment decisions, regulatory reports and statements produced using the Remote Access

                  Services. State Street and its relevant licensors will not be liable to Fund or its Authorized Designees for any direct or indirect, special, incidental, punitive or consequential damages arising out of or in any way connected with the System or the Remote Access Services, nor shall either party be responsible for delays or nonperformance under this Agreement arising out of any cause or event beyond such party's control.

         H. Fund hereby represents and warrants to State Street that it has determined to its satisfaction that the Systems are appropriate and suitable for its use. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, STATE STREET FOR ITSELF AND ITS RELEVANT LICENSORS EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES CONCERNING THE SYSTEM AND THE SERVICES TO BE RENDERED HEREUNDER, WHETHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

         I. State Street will defend or, at its option, settle any claim or action brought against Fund to the extent that it is based upon an assertion that access to the System or use of the Remote Access Services by Fund under this Agreement constitutes direct infringement of any United States patent or copyright or misappropriation of a trade secret, provided that Fund notifies State Street promptly in writing of any such claim or proceeding and cooperates with State Street in the defense of such claim or proceeding. Should the System or the Remote Access Services or any part thereof become, or in State Street's opinion be likely to become, the subject of a claim of infringement or the like under the patent or copyright or trade secret laws of the United States, State Street shall have the right, at State Street's sole option, to (i) procure for Fund the right to continue using the System or the Remote Access Services, (ii) replace or modify the System or the Remote Access Services so that the System or the Remote Access Services becomes noninfringing, or (iii) terminate the Remote Access Services without further obligation.

10. MULTIPLE PORTFOLIOS. If Fund is comprised of more than one Portfolio, the following provisions apply:

         A. Each Portfolio will be regarded for all purposes hereunder as a separate party apart from each other Portfolio. Unless the context otherwise requires, with respect to every transaction covered hereby, every reference herein to Fund is deemed to relate solely to the particular Portfolio to which such transaction relates. Under no circumstances will the rights, obligations or remedies with respect to a particular Portfolio constitute a right, obligation or remedy applicable to any other Portfolio. The use of this single document to memorialize the separate agreement as to each Portfolio is understood to be for clerical convenience only and will not constitute any basis for joining the Portfolios for any reason.


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
         B. Fund may appoint State Street as its custodian and investment accounting and recordkeeping agent for additional Portfolios from time to time by written notice, provided that State Street consents to such addition. Rates or charges for each additional Portfolio will be as agreed upon by State Street and Fund in writing.

11.      MISCELLANEOUS.

         A. This Agreement will be construed according to, and the rights and liabilities of the parties hereto will be governed by, the laws of the State of Missouri without reference to the choice of laws principles thereof.

         B. All terms and provisions hereof will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

         C. The representations and warranties, the indemnifications extended hereunder, and the provisions of Section 9 hereof are intended to and will continue after and survive the expiration, termination or cancellation hereof.

         D. No provisions hereof may be amended or modified in any manner except by a written agreement properly authorized and executed by each party hereto.

         E. The failure of either party to insist upon the performance of any terms or conditions hereof or to enforce any rights resulting from any breach of any of the terms or conditions hereof, including the payment of damages, will not be construed as a continuing or permanent waiver of any such terms, conditions, rights or privileges, but the same will continue and remain in full force and effect as if no such forbearance or waiver had occurred. No waiver, release or discharge of any party's rights hereunder will be effective unless contained in a written instrument signed by the party sought to be charged.

         F. The captions herein are included for convenience of reference only, and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

         G. This Agreement may be executed in two or more counterparts, each of which is deemed an original but all of which together constitute one and the same instrument.

         H. If any provision hereof is determined to be invalid, illegal, in conflict with any law or otherwise unenforceable, the remaining provisions hereof will be considered severable and will not be affected thereby, and every remaining provision hereof will remain in full force and effect and will remain enforceable to the fullest extent permitted by applicable law.


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
         I. The benefits of this Agreement may not be assigned by either party nor may either party delegate all or a portion of its duties hereunder without the prior written consent of the other party. Notwithstanding the foregoing, Fund agrees that State Street may delegate all or a portion of its duties to an affiliate of State Street, provided that such delegation will not reduce the obligations of State Street under this Agreement.

         J. Neither the execution nor performance hereof will be deemed to create a partnership or joint venture by and between State Street and Fund or any Portfolio.

         K. Except as specifically provided herein, this Agreement does not in any way affect any other agreements entered into among the parties hereto and any actions taken or omitted by either party hereunder will not affect any rights or obligations of the other party hereunder.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective duly authorized officers.

STATE STREET BANK AND TRUST                  HOMESTEAD FUNDS, INC.
COMPANY

By:                                          By: /s/
   ------------------------                     -------------------------
Title:                                       Title: Vice President
      ---------------------                        ----------------------



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